UNIFIED SERIES TRUST
Amendment No. 14 to Agreement and Declaration of Trust

The undersigned Senior Vice President of Unified Series Trust (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust at a meeting held on November 3, 2010:

Resolved that pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Unified Series Trust (the “Trust”) we hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the following Series of Shares of the Trust and designate such Series the “3 to 1 Diversified Equity Fund,” the “3 to 1 Strategic Income Fund,” the “Appleseed Fund,” the “Auer Growth Fund,” the “Becker Value Equity Fund,” the “Bell Worldwide Trends Fund,” the “Crawford Dividend Growth Fund,” the “Dean Large Cap Value Fund,” the “Dean Small Cap Value Fund,” the “FCI Bond Fund,” the “FCI Equity Fund,” the “IMS Capital Value Fund,” the “IMS Dividend Growth Fund,” the “IMS Strategic Income Fund,” the “Iron Strategic Income Fund,” the “Jones Villalta Opportunity Fund,” the “Leeb Focus Fund,” the “Marathon Value Portfolio,” the “Mirzam Capital Appreciation Fund,” the “Roosevelt Multi-Cap Fund,” the “Sound Mind Investing Balanced Fund,” “Sound Mind Investing Fund,” the “Sound Mind Investing Managed Volatility Fund,” the “Symons Capital Appreciation Institutional Fund,” the “Symons Value Institutional Fund,” the “Symons Small Cap Institutional Fund,” and the “Toreador Large Cap Fund” (collectively the “Series”).  As to the “Crawford Dividend Growth Fund” Series of Shares, the Trustees hereby establish and designate two Classes of Shares, “Class I” and “Class C.”  As to the “Iron Strategic Income Fund”, the Trustees hereby establish and designate two Classes of Shares, the “Investor Class” and the “Institutional Class.”  As to the “Toreador Large Cap Fund,” the Trustees hereby establish and designate two Classes of Shares, the “Retail Class” and the “Institutional Class.”  As to the “Appleseed Fund,” the Trustees hereby establish and designate two Classes of Shares, the “Investor Class” and the “Institutional Class.”  The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

Further Resolved, that the above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.
This document shall have the status of an Amendment to said Agreement and Declaration of Trust.

Date: November 12, 2010	/s/ John C. Swhear
John C. Swhear, Senior Vice President